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                         [LETTERHEAD OF KELLOCK LIMITED]

The Directors
Hammer Distribution Limited
62 Tempus Business Centre
Kingsclere Road
Basingstoke
Hants
RG21 6XG

23 May 1998

Dear Sirs

Cashflow Finance Agreement dated 28 October 1997

We refer to your request to increase the Refer Limit. We confirm as follows:-

1     Refer Limit

      With immediate effect the Refer Limit in Clause 3(a) is increased to (pounds)3,250,000

2     Review Date

      The Cashflow Finance Facility and/or your funding requirements and/or these increases shall be reviewed on 10 May 1999

Yours sincerely
KELLOCK LIMITED

/s/ B N Short

B N Short
Company Secretary

We acknowledge receipt of a copy of the above mentioned document

/s/ [ILLEGIBLE]
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Director